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                                                                   EXHIBIT 10.17
                                 March 19, 2002
Mr. David L. Shelp
Franklin Bank, N. A.
24725 West Twelve Mile Road
Southfield, Michigan  48034

Re:      Employment of David Shelp as President and CEO

Dear David:

         This Letter is intended to summarize the agreements reached between the Compensation Committee (Messrs. Murcko, Pick and Glass) and David Shelp as of November 29, 2001 and March 19, 2002 in connection with the continued employment of David Shelp as the President and CEO of Franklin Bank. It is envisioned that the terms summarized herein will be incorporated into such agreements or amendments of existing agreements as is necessary to implement the terms set forth herein.

         1. POSITION AND DUTIES. President and CEO of Franklin Bank with full power vested in such offices as set forth in the Bank's Bylaws or as directed from time to time by the Board of Directors.

         2.       TERM OF EMPLOYMENT. One year.

         3.       BASE SALARY. $225,000 effective January 1, 2002.

         4. BONUS POTENTIAL AND PERFORMANCE. David is entitled to earn a bonus for 2002 in accordance with the formula described per the attached "2002 Executive Team Bonus Program", appended hereto (the "Performance Factor") and based on an amount equal to 65% of the base salary amount (the "Bonus Potential Amount").

         5. HEALTH CLUB MEMBERSHIP. Payment of health club membership effective January 1, 2002. Such payment shall not exceed $150.00 per month.

         6. PERKS. Same as current perks existing as of this date (i.e., health, dental, life and disability insurance; prescription drugs; vacation and sick days, etc.

         This letter will serve as your employment contract outlining the provisions contained therein.

                                Very truly yours,
                              FRANKLIN BANK, N. A.


                                William E. Murcko
                                   Chairman of
                             Compensation Committee
WEM:jkm





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                        2002 EXECUTIVE TEAM BONUS PROGRAM

         -    Bonus for top 4 executives based solely on Fully Diluted EPS

         -    Use Fully Diluted EPS as our scorecard

         -    Below $1.88 Fully Diluted EPS - No payout

         -    At or above $2.26 - Maximum payout

         - Adjustment for buyback of stock with addition to earning equal to dollars used for buyback times lowest rate at which we invest funds (eg. Fed. Fund rate)

         - Core Earnings used and defined as stated after tax earnings without after tax effect of gains or losses on sale of securities and severance or merger expenses. Only gains that are the result of a sale of OREO properties would be included in core earnings

         - Fully Diluted Shares is the stated number of Fully Diluted Shares computed for GAAP and used for reporting purposes in the Bank's annual report and 10-Q's

         - ALLL reserve amount and ratio to outstanding loans equal to amount Board deems appropriate, not including year end "window dressing" adjustments


      TARGETED FULLY              BONUS POOL
       DILUTED EPS                PERCENTAGE
-------------------------- ------------------------
      $2.26 or more                150.0%
      $2.18 or more                137.5%
      $2.11 or more                125.0%
      $2.05 or more                112.5%
      $1.99 or more                100.0%
      $1.94 or more                 75.0%
      $1.88 or more                 50.0%















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